Exhibit 21.1

LAREDO PETROLEUM, INC.

LIST OF SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Organization
Laredo Gas Services, LLC	Delaware
Laredo Petroleum Texas, LLC	Texas